Exhibit 10.1

December 9, 2013

Thomas Lacey

Dear Tom,

I am pleased to offer you a position with Tessera Technologies, Inc. (“Tessera” or the “Company”), as Chief Executive Officer. You will continue to serve as a member of the Company’s Board of Directors and will continue to report, in your capacity as Chief Executive Officer, to the Company’s Board of Directors. This letter will amend the terms and conditions set forth in the offer letter dated May 29, 2013 between you and the Company (“Interim CEO Offer Letter”).

If you decide to continue with us as Chief Executive Officer, you will continue to receive an annual salary of $500,000 that will be paid in accordance with the Company’s regular payroll cycle.

In addition to the equity granted pursuant to the Interim CEO Offer Letter, subject to your acceptance of this offer today, the Company’s Compensation Committee will grant to you the following equity awards, each with a grant date of December 9, 2013:

•	an option to purchase 438,000 shares of the Company’s common stock at a price per share equal to the fair market value per share of the common stock on the date of grant (“Option Grant”); and

•	100,000 Restricted Stock Units at no cost (“RSU Grant” and collectively with the Option Grant referred to herein as “Equity Grants”).

The Equity Grants are subject to the terms and conditions of Tessera’s Fifth Amended and Restated 2003 Equity Incentive Plan (“Equity Plan”) and the associated award agreement, including vesting requirements. The Equity Grants shall vest and become exercisable with respect to twenty-five percent (25%) of the shares of the Company’s common stock subject each of the Option Grant and RSU Grant, respectively, on each of October 15, 2014, October 15, 2015, October 15, 2016 and October 15, 2017.

Further, the Company’s Compensation Committee will grant you 250,000 performance-based restricted stock units (“PB RSUs”), of which 62,500 will be available for vesting each calendar year. The performance-based vesting requirements will be as agreed upon between you and the Board of Directors on an annual basis for the PB RSUs that vest in that year and will require continued employment until the vesting date. Any PB RSU that does not vest in a given year due to failure to achieve the performance-based vesting requirements will be forfeited. The PB RSUs are subject to the terms and conditions of the conditions of the Equity Plan and the associated award agreement.

You are eligible to receive a performance cash bonus of up to 100%, with a maximum potential up to 200% of your base salary, to be paid on an annual basis, based on goals and objectives mutually agreed upon by you and Board of Directors of the Company as soon as practicable each year. For the avoidance of doubt, you will be eligible for a bonus in 2013 of $250,000 as set forth in the Interim CEO Offer Letter.

To support your relocation to the San Jose area, we will lease for you an apartment for up to 6 months at a maximum amount of $4,500/month. This relocation expense may be considered as taxable income under IRS guidelines for moving expenses and may be subject to federal and state income tax, social security and Medicare withholding. You are encouraged to talk with an accountant to understand the tax impact of the relocation package.

Thomas Lacey

December 9, 2013

Finally, the Company will offer to you a Severance Agreement and Change in Control Severance Agreement in the form attached hereto as Exhibits A and B.

Unless specifically amended herein, the terms and conditions contained in the Interim CEO Offer Letter continue in full force and effect. For the avoidance of doubt, any provisions in (1) the Interim CEO Offer Letter; (2) the Stock Option Grant Notice and Stock Option Agreement dated as of May 29, 2013; or (3) Deferred Stock Award Grant Notice and Deferred Stock Award Agreement dated as of May 29, 2013 relating to any acceleration of equity awards are removed and replaced with the provisions of Exhibits A and B attached hereto.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company as well as the Interim CEO Offer Letter, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Tessera General Counsel and you. Please sign and return this letter by noon Pacific Time on December 9, 2013. This offer of employment will terminate if it is not accepted, signed and returned by that date.

Tom, we look forward to your favorable reply and to working with you at Tessera.

Sincerely,

/s/ John Allen

Agreed to and accepted:

Signature:

/s/ Thomas Lacey

Thomas Lacey